Americas: Company and press contact: Peggy Stalhut Chyron Corporation. 631-845-3887 tel pstalhut@chyron.com	International Press contact: Jennie Evans Manor Marketing Tel: + 44 1635 44991 jennie@manormarketing.tv	International Company contact: Katharine Guy Chyron Corporation Tel: + 44 1189 214 294 katharine.guy@pro-bel.co.uk

For Immediate Release

Michael Wellesley-Wesley Appointed President and Chief Executive Officer of Chyron Corporation

Melville, NY, January 17, 2003 -- The Board of Directors of Chyron Corporation (OTCBB: CYRO) today announced the appointment of Michael Wellesley-Wesley as president and CEO of the company effective February 21, 2003. He will succeed Roger Henderson who is resigning from that position. Henderson will remain as a director of Chyron.

Mr. Wellesley-Wesley previously served Chyron as chairman and CEO from July 1995 to June 1997, and chairman from June 1999 to December 2001. Since January 2002 Mr. Wellesley-Wesley has been chairman of Chyron's Executive Committee.

Mr. Wellesley-Wesley said, "I am pleased to have been appointed Chyron's new CEO and am fully committed to the task of restoring value to Chyron's shareholders. Roger has been CEO of Chyron for over three years and during that time has guided the company through some very challenging times. He has managed to completely rejuvenate the graphics products range, stabilize the business, and once again establish Chyron Graphics as a premier supplier to our industry."

Chairman of the Board Wesley Lang said, "We respect Roger's decision and wish him well in his future. Roger has been an asset to Chyron and we are pleased that he is able to remain on the Board of Directors. Michael is a highly competent and experienced successor who will immediately be able to work with the existing management team and execute the plans that we have in place."

Mr. Henderson noted that, "I have really enjoyed my time as CEO and the relationships I have developed over that period, but now the time is right to consider my next steps and spend more time located geographically close to my family. I believe that the appointment of Michael is an excellent choice, and I look forward to working with him as a director of Chyron."

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Additional information:

Chyron

The Company the Whole World Watches, Chyron Corporation is a leading innovator in the development of industry-standard broadcast solutions ranging from on-air graphics to automation and signal processing and distribution. From the time Chyron introduced its first character generator in 1970 and Pro-Bel introduced its first routing switcher in 1975, Chyron Graphics and Pro-Bel products have gone on to become integral to broadcast operations in 115 countries. Today Chyron offers the industry's most comprehensive experience in providing integrated, scalable on-air solutions, all designed to protect the investment of the customer. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).

Certain of these statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters are the risks and other factors detailed, from time to time, in the Company's reports with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. All trademarks are the property of their respective owners.